Exhibit 99.1
Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS
- Revenue guidance raised to a range of $140 million to $150 million from prior range of $130 million to $145 million -
- Strong progress in HALO-301 Phase 3 trial with site initiations in Europe, Asia Pacific and the United States -
- ENHANZE™ platform momentum builds with launch of HYQVIA® pediatric indication, European approval of Mabthera® SC in chronic lymphocytic leukemia -

SAN DIEGO, August 9, 2016 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results and recent highlights for the second quarter ended June 30.

“I am very pleased with the strong momentum in our ENHANZE™ platform leading to today’s increase in our 2016 revenue guidance, driven by continued royalty revenue growth and expansion of the addressable patient population through the approval of two new indications,” said Dr. Helen Torley, president and chief executive officer. “With a range of new targets being tested in phase 1 trials, ENHANZE remains a growing value driver for the company.

“We also continue to see strong, ongoing interest and support from investigators for PEGPH20 as we initiated sites in our phase 3 study in pancreatic cancer, dosed the first metastatic breast cancer patient in our clinical trial with Eisai and resumed our trial in combination with KEYTRUDA® (pembrolizumab) in lung and gastric cancer patients.”

Second Quarter 2016 and Recent Highlights include:

•
Presenting key efficacy and safety data from stage 1 of its phase 2 clinical study in metastatic pancreatic cancer patients treated with PEGPH20 at the 2016 American Society of Clinical Oncology Annual Conference. The results continued to show clinically meaningful efficacy for HA-high patients treated with PEGPH20 plus gemcitabine and ABRAXANE® (nab-paclitaxel) versus gemcitabine and ABRAXANE alone, including median progression free survival of 9.2 months versus 6.0 months. Safety data presented from stage 2 of the study continued to show a reduction in the rate of thromboembolic events in both treatment arms as compared to stage 1. The company expects to report mature response rate and progression free survival data from stage 2 of the study in the fourth quarter.

•	Progressing with site initiations in the HALO-301 | Pancreatic study towards the goal of approximately 90 percent of centers ready to screen patients by the end of 2016.

•
After assessing recruitment and the enrollment of increasingly later line patients, Halozyme has decided to discontinue the PRIMAL study of PEGPH20 with docetaxel in non-small cell lung cancer patients and focus on immuno-oncology therapy in its ongoing phase 1b study of PEGPH20 in combination with KEYTRUDA®.

•
Resuming patient enrollment and dosing in its ongoing phase 1b clinical study evaluating PEGPH20 in combination with KEYTRUDA® (pembrolizumab) in relapsed lung and gastric cancer patients under a revised clinical protocol. The revised protocol has been submitted to all institutional review boards (IRB) and is pending feedback from the FDA. The majority of IRBs have approved the amended protocol allowing the study to resume. The company continues to project that the study will move into the dose expansion phase by the end of 2016, pending feedback from the FDA.

•	Dosing of first patient in its phase 1b/2 clinical collaboration with Eisai evaluating eribulin in combination with PEGPH20 in women with advanced or metastatic, HER2-negative, HA-high breast cancer.

•
Shire launching the pediatric indication of HYQVIA® in eight European countries to treat primary and certain secondary immunodeficiencies, following a marketing authorization granted by the European Commission in May. HYQVIA is co-administered with Halozyme’s ENHANZE™ technology.

•	Pfizer completing a phase 1 study of rivipansel with rHuPH20, demonstrating the feasibility of large volume subcutaneous administration in combination with Halozyme’s ENHANZE™ technology.

•	Roche receiving approval by the European Medicines Agency for an indication of Mabthera SC to treat patients with chronic lymphocytic leukemia.

•	Refinancing existing debt, increasing expected cash balances by $22 million in 2016 and 2017, with the option to borrow an additional $15 million in 2017.

Second Quarter 2016 Financial Highlights

•
Revenue for the second quarter was $33.3 million compared to $43.4 million for the second quarter of 2015. Revenue in the prior year period included $23 million for the initiation of the company’s partnership with AbbVie. Excluding the $23 million payment, revenue grew 64 percent year-on-year. Revenue for the second quarter included $12.3 million in royalties, $9.5 million in sales of bulk rHuPH20 primarily for use in manufacturing collaboration products and $4.2 million in HYLENEX® recombinant (hyaluronidase human injection) product sales.

•
Research and development expenses for the second quarter were $35.5 million, compared to $21.2 million for the second quarter of 2015. The planned increases were primarily due to a ramp in spending associated with PEGPH20 study HALO-301, the investment in studies to explore the pan-tumor potential of PEGPH20 and manufacturing and clinical supply expenses that are reimbursed by ENHANZE™ partners.

•
Selling, general and administrative expenses for the second quarter were $11.2 million, compared to $9.8 million for the second quarter of 2015. The increase was primarily due to personnel expenses, including stock compensation, for the period.

•	Net loss for the second quarter was $26.9 million, or $0.21 per share, compared to net income in the second quarter of 2015 of $3 million, or $0.02 per share.

•	Cash, cash equivalents and marketable securities were $230 million at June 30 compared to $238.6 million at March 31, 2016.
Financial Outlook for 2016
For the full year 2016, the company updated its prior guidance and now expects:

•	Net revenues to be in the range of $140 million to $150 million, an increase from the prior range of $130 million to $145 million;

•	Operating expenses to continue to be in the range of $245 million to $260 million;

•	Cash flow to be in the range of $65 million to $85 million, an increase from the prior range of $45 million to $65 million; and

•
Year-end cash balance to be in the range of $170 million to $190 million from the prior range of $150 million to $170 million, which was increased on June 8 when the company announced a debt refinancing agreement.

Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call for the second quarter 2016 today, Tuesday, August 9 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Helen Torley, president and chief executive officer, will lead the call. The call will be webcast live through the "Investors" section of Halozyme's corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit http://www.halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (877) 410-5657 (domestic callers) or (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available shortly after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay passcode 11528439.
About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its ENHANZE™ drug delivery platform. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2016, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates and expected financial outlook for 2016) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected results or delays in development of product candidates and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2016.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Product sales, net	$13,699	$12,342	$26,639	$22,202
Royalties	12,272	6,382	23,659	13,157
Revenues under collaborative agreements	7,365	24,660	25,537	26,691
Total revenues	33,336	43,384	75,835	62,050

Operating expenses:
Cost of product sales	8,308	8,144	16,070	14,638
Research and development	35,530	21,195	75,630	37,879
Selling, general and administrative	11,221	9,814	22,027	19,213
Total operating expenses	55,059	39,153	113,727	71,730

Operating income (loss)	(21,723)	4,231	(37,892)	(9,680)
Other income (expense):
Investment and other income, net	397	87	626	189
Interest expense	(5,249)	(1,299)	(9,125)	(2,598)
Net (loss) income before income taxes	(26,575)	3,019	(46,391)	(12,089)
Income tax expense	300	—	300	—
Net (loss) income	$(26,875)	$3,019	$(46,691)	$(12,089)

Net (loss) income per share:
Basic	$(0.21)	$0.02	$(0.37)	$(0.10)
Diluted	$(0.21)	$0.02	$(0.37)	$(0.10)

Shares used in computing net (loss) income per share:
Basic	127,958	126,144	127,787	125,723
Diluted	127,958	134,507	127,787	125,723

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$61,233	$43,292
Marketable securities, available-for-sale	168,757	65,047
Accounts receivable, net	23,227	32,410
Inventories	10,755	9,489
Prepaid manufacturing costs	16,740	16,155
Prepaid expenses and other assets	3,632	5,379
Total current assets	284,344	171,772
Property and equipment, net	4,682	3,943
Prepaid expenses and other assets	6,601	5,574
Restricted cash	500	500
Total assets	$296,127	$181,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,650	$4,499
Accrued expenses	23,851	26,792
Deferred revenue, current portion	8,096	9,304
Current portion of long-term debt	3,288	21,862
Total current liabilities	38,885	62,457

Deferred revenue, net of current portion	41,872	43,919
Long-term debt, net	204,850	27,971
Other long-term liabilities	600	4,443

Stockholders’ equity:
Common stock	129	128
Additional paid-in capital	538,585	525,628
Accumulated other comprehensive income (loss)	216	(99)
Accumulated deficit	(529,010)	(482,658)
Total stockholders’ equity	9,920	42,999
Total liabilities and stockholders’ equity	$296,127	$181,789

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